Exhibit 99.1

RELEASE:  IMMEDIATE

GETTY REALTY CORP. ANNOUNCES

PRELIMINARY FINANCIAL RESULTS FOR THE QUARTER

AND NINE MONTHS ENDED SEPTEMBER 30, 2009

JERICHO, NY, November 3, 2009 --- Getty Realty Corp. (NYSE-GTY) (“Getty” or the “Company”) today reported its preliminary financial results for the quarter and nine months ended September 30, 2009.

Net earnings increased by $1.7 million to $12.2 million for the quarter ended September 30, 2009, as compared to $10.5 million for the quarter ended September 30, 2008. Net earnings increased by $3.2 million to $35.7 million for the nine months ended September 30, 2009, as compared to $32.5 million for the same prior year period. Earnings from continuing operations increased by $0.8 million to $10.7 million for the quarter ended September 30, 2009, as compared to $9.9 million for the quarter ended September 30, 2008. Earnings from continuing operations increased by $0.8 million to $30.8 million for the nine months ended September 30, 2009 as compared to $30.0 million for the nine months ended September 30, 2008. Earnings from discontinued operations, primarily comprised of gains on dispositions of real estate, were $1.5 million and $5.0 million for the quarter and nine months ended September 30, 2009, respectively, as compared to $0.6 million and $2.5 million for the respective prior year periods. The $1.7 million and $3.2 million increase in net earnings for the quarter and the nine months ended September 30, 2009, respectively, were principally due to increased gains on dispositions of real estate, lower interest expense and reductions in various operating expenses as compared to the respective prior year periods, partially offset by $1.1 million of impairment charges included in the nine months ended September 30, 2009. The changes in the components of net earnings are discussed further below.

The results for the quarter ended September 30, 2009, were minimally impacted by the acquisition on September 25, 2009 of thirty-six Exxon branded gasoline station and convenience store properties located primarily in Prince George’s County, Maryland. However, the consolidated balance sheet as of September 30, 2009 includes an aggregate of approximately $49.0 million related to the acquisition in land and net investment in direct financing leases, as well as the $49.0 million of debt incurred to finance the transaction. Leo Liebowitz, the Company’s Chairman and Chief Executive Officer, reiterated, “We are pleased to be adding these high quality Exxon branded properties to our portfolio. This transaction reflects our long-term commitment to profitable growth through strategic acquisitions. We expect this acquisition to be accretive to annual net earnings, FFO and AFFO.”

Funds from operations, or FFO, increased by $0.5 million to $13.4 million for the quarter ended September 30, 2009 and increased by $0.2 million to $38.9 million for the nine months ended September 30, 2009, as compared to $12.9 million and $38.7 million for the respective prior year periods. Adjusted funds from operations, or AFFO, increased by $0.7 million to $12.9 million for the quarter ended September 30, 2009 and increased by $2.1 million to $39.0 million for the nine months ended September 30, 2009, as compared to $12.2 million and $36.9 million for the respective prior year periods. Certain items, which are included in the changes in net earnings, are excluded from the changes in FFO and AFFO. The changes in FFO for the quarter and nine months ended September 30, 2009 were primarily due to the changes in net earnings discussed above and further below but exclude decreases in depreciation and amortization expense and increases in gains on dispositions of real estate. The increase in AFFO for the quarter ended September 30, 2009 also excludes decreases in deferred rental revenue and net amortization of above-market and below-market leases. The increase in AFFO for the nine months ended September 30, 2009 also excludes decreases in deferred rental revenue, net amortization of above-market and below-market leases and increases in impairment charges. FFO and AFFO are supplemental non-GAAP measures of the performance of real estate investment trusts and are defined and reconciled to net earnings in the financial tables at the end of this release.

Diluted net earnings per share increased by $0.07 per share for the quarter ended September 30, 2009 and increased by $0.13 per share for the nine months ended September 30, 2009 to $0.49 per share and $1.44 per share, respectively, as compared to $0.42 per share and $1.31 per share for the respective prior year periods. Diluted FFO per share increased by $0.02 per share for the quarter ended September 30, 2009 and by $0.01 per share for the nine months ended September 30, 2009 to $0.54 per share and $1.57 per share, respectively, as compared to $0.52 per share and $1.56 per share for the respective prior year periods. Diluted AFFO per share increased by $0.03 per share for the quarter ended September 30, 2009 and increased by $0.08 per share for the nine months ended September 30, 2009 to $0.52 per share and $1.57 per share, respectively, as compared to $0.49 per share and $1.49 per share for the respective prior year periods.

Revenues from rental properties included in continuing operations for the quarters ended September 30, 2009 and September 30, 2008 were $20.2 million and decreased by $0.2 million for the nine months ended September 30, 2009 to $60.3 million, as compared to $60.5 million for the prior year period. Rent received increased by $0.2 million to $19.8 million for the quarter ended September 30, 2009 and by $0.7 million to $59.3 million for the nine months ended September 30, 2009, as compared to the respective prior year periods. The increases in rent received were primarily due to rent escalations and rental income from properties acquired, partially offset by the effect of dispositions of real estate and lease expirations. In addition to rent received, revenues from rental properties include adjustments recorded for deferred rental revenue due to the recognition of rental income on a straight-line basis and net amortization of above-market and below-market leases. Adjustments for deferred rental revenue result in effectively recognizing the aggregate minimum rent due over the current lease term on a straight-line (or an average) basis, rather than when payment is contractually due, under leases with the Company’s tenants which provide for scheduled fixed rent increases. Straight-line rent decreased to $0.3 million for the quarter ended September 30, 2009 and decreased to $0.4 million for the nine months ended September 30, 2009, as compared to $0.5 million and $1.2 million for the respective prior year periods. Net amortization of above-market and below-market leases was $0.2 million for each of the quarters ended September 30, 2009 and 2008 and was $0.6 million for each of the nine month periods ended September 30, 2009 and 2008.

Rental property expenses included in continuing operations decreased by $0.1 million to $2.1 million for the quarter ended September 30, 2009 and by $0.6 million to $6.4 million for the nine months ended September 30, 2009, as compared to $2.2 million and $7.0 million for the respective prior year periods. The decreases in rental property expenses were principally due to lower rent expense incurred as a result of third party lease terminations when compared to the prior year periods.

Environmental expenses, net of estimated recoveries from underground storage tank funds included in continuing operations for the quarter ended September 30, 2009 decreased by $0.3 million to $2.0 million, as compared to $2.3 million recorded for the prior year quarter. The decrease in net environmental expenses for this quarter was due to a decrease in legal fees of $0.4 million partially offset by an increase in net changes in estimated environmental costs of $0.2 million. Environmental expenses, net of estimated recoveries from underground storage tank funds included in continuing operations for the nine months ended September 30, 2009 increased by $0.7 million to $5.7 million, as compared to $5.0 million recorded for the nine months ended September 30, 2008. The increase in net environmental expenses for the nine months ended September 30, 2009 was due to increases in the net change in estimated remediation costs and litigation loss reserves of $0.6 million and $0.2 million, respectively, offset by a reduction in legal fees of $0.1 million. In addition to the net change in estimated remediation costs of $3.4 million (which includes $0.6 million of accretion expense), environmental expenses for the nine months ended September 30, 2009 also include legal fees of $1.3 million, principally for trial related costs incurred for several active litigation matters; adjustments to provisions for environmental litigation loss reserves of $0.4 million, principally related to the settlement of one litigation matter; and project management fees of $0.6 million. Environmental expenses vary from period to period and, accordingly, undue reliance should not be placed on the magnitude or the direction of change in reported environmental expenses for one period as compared to prior periods.

Depreciation and amortization expense included in continuing operations decreased by $0.1 million to $2.7 million for the quarter ended September 30, 2009 and by $0.5 million to $8.0 million for the nine months ended September 30, 2009, as compared to $2.8 million and $8.5 million for the respective prior year periods. Depreciation expense decreased in the 2009 periods as compared to the 2008 periods due to the effect of certain assets becoming fully depreciated, lease terminations and property dispositions.

Impairment charges aggregating $1.1 million recorded in the quarter ended June 30, 2009 are included in the results for the nine months ended September 30, 2009 and are attributable to general reductions in real estate valuations and, in certain cases, the removal or scheduled removal of underground storage tanks by Getty Petroleum Marketing Inc. (“Marketing”).

Gains on dispositions of real estate, partially included in both other income and discontinued operations, was $1.5 million for the quarter ended September 30, 2009 and $4.9 million for the nine months ended September 30, 2009, as compared to $0.5 million and $2.4 million for the respective prior year periods. Gains on disposition of real estate vary from period to period and, accordingly, undue reliance should not be placed on the magnitude or the direction of change in reported gains for one period as compared to prior periods.

Interest expense decreased by $0.5 million to $1.2 million for the quarter ended September 30, 2009 and by $1.7 million to $3.6 million for the nine months ended September 2009, as compared to $1.7 million and $5.3 million for the respective prior year periods. The decreases in interest expense were primarily due to a reduction in interest rates on the Company’s floating rate borrowings.

The Company previously disclosed that for the year ended December 31, 2008, Marketing reported a significant loss, accelerating a trend of reporting progressively larger losses in recent years. Leo Liebowitz noted, “Marketing has not reported to us significant improvement in its interim financial results for 2009, and we are not aware of any other factor, which would indicate that Marketing is not dependent on continuing financial support from OAO LUKoil, its parent. There has not been any meaningful progress made regarding possible modifications to our Master Lease with Marketing, although we continue to remove individual locations from the Master Lease on a consensual basis with Marketing as opportunities arise.” The Company reported that Marketing recently agreed to permit the Company to list with brokers and to show to prospective purchasers or lessees, 75 of the properties where Marketing has removed, or has scheduled to remove, the underground gasoline storage tanks and related equipment.

Getty Realty Corp.’s Third Quarter Earnings Conference Call is scheduled for tomorrow, Wednesday, November 4, 2009 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial (719) 457-2630 five to ten minutes before the scheduled start time and reference pass code 4723490. If you cannot participate in the live event, a replay will be available on November 4, 2009 beginning at 12:00 noon though midnight, November 7, 2009. To access the replay, please dial (719) 457-0820 and reference pass code 4723490.

Getty Realty Corp. is the largest publicly-traded real estate investment trust in the United States specializing in ownership and leasing of convenience store/gas station properties and petroleum distribution terminals. The Company owns and leases approximately 1,100 properties nationwide.

CERTAIN STATEMENTS IN THIS CURRENT REPORT ON FORM 8-K MAY CONSTITUTE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN THE WORDS “BELIEVES,” “EXPECTS,” “PLANS,” “PROJECTS,” “ESTIMATES” AND SIMILAR EXPRESSIONS ARE USED, THEY IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON MANAGEMENT’S CURRENT BELIEFS AND ASSUMPTIONS AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. EXAMPLES OF FORWARD-LOOKING STATEMENTS IN THIS CURRENT REPORT ON FORM 8-K INCLUDE THE STATEMENT OF THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER THAT THE ACQUISITION OF 36 PROPERTIES ON SEPTEMBER 25, 2009 IS EXPECTED TO BE MODESTLY ACCRETIVE TO ANNUAL EARNINGS, FFO AND AFFO AND THE STATEMENT THAT THE COMPANY CONTINUES TO REMOVE PROPERTIES FROM THE MASTER LEASE AS OPPORTUNITIES ARISE. INFORMATION CONCERNING FACTORS THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS CAN BE FOUND IN OUR PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE UNDERTAKE NO OBLIGATION TO PUBLICLY RELEASE REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR CIRCUMSTANCES OR REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	September 30,	December 31,
	2009	2008
Assets:

Real Estate:
Land	$253,310	$221,540
Buildings and improvements	252,305	252,027
	505,615	473,567
Less – accumulated depreciation and amortization	(134,709)	(129,322)
Real estate, net	370,906	344,245

Net investment in direct financing lease	17,454	~~--~~
Deferred rent receivable (net of allowance of $9,495 as of September 30, 2009 and $10,029 as of December 31, 2008)	27,158	26,718
Cash and cash equivalents	5,934	2,178
Recoveries from state underground storage tank funds, net	4,089	4,223
Mortgages and accounts receivable, net	2,351	1,533
Prepaid expenses and other assets	10,302	8,916
Total assets	$438,194	$387,813

Liabilities and Shareholders' Equity:

Borrowings under credit line	$154,800	$130,250
Term loan	24,500	~~--~~
Environmental remediation costs	18,664	17,660
Dividends payable	11,805	11,669
Accounts payable and accrued expenses	20,811	22,337
Total liabilities	230,580	181,916
Commitments and contingencies	~~--~~	~~--~~
Shareholders' equity:
Common stock, par value $.01 per share; authorized
50,000,000 shares; issued 24,766,216 at September 30, 2009 and 24,766,166 at December 31, 2008	248	248
Paid-in capital	259,362	259,069
Dividends paid in excess of earnings	(48,571)	(49,124)
Accumulated other comprehensive loss	(3,425)	(4,296)
Total shareholders' equity	207,614	205,897
Total liabilities and shareholders' equity	$438,194	$387,813

GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Revenues from rental properties	$20,210	$20,236	$60,272	$60,482

Operating expenses:
Rental property expenses	2,070	2,239	6,439	7,007
Impairment charges	-	-	1,069	-
Environmental expenses, net	2,042	2,270	5,677	5,032
General and administrative expenses	1,748	1,483	5,102	5,235
Depreciation and amortization expense	2,665	2,828	8,014	8,498
Total operating expenses	8,525	8,820	26,301	25,772
Operating income, net	11,685	11,416	33,971	34,710

Other income, net	171	224	419	652
Interest expense	(1,195)	(1,703)	(3,632)	(5,349)
Earnings from continuing operations	10,661	9,937	30,758	30,013

Discontinued operations:
Earnings from operating activities	10	90	150	389
Gains from dispositions of real estate	1,514	462	4,810	2,093
Earnings from discontinued operations	1,524	552	4,960	2,482
Net earnings	$12,185	$10,489	$35,718	$32,495

Basic earnings per common share:
Earnings from continuing operations	$0.43	$0.40	$1.24	$1.21
Earnings from discontinued operations	$0.06	$0.02	$0.20	$0.10
Net earnings	$0.49	$0.42	$1.44	$1.31

Diluted earnings per common share:
Earnings from continuing operations	$0.43	$0.40	$1.24	$1.21
Earnings from discontinued operations	$0.06	$0.02	$0.20	$0.10
Net earnings	$0.49	$0.42	$1.44	$1.31

Weighted- average shares outstanding:
Basic	24,766	24,766	24,766	24,766
Stock options and restricted stock units	1	-	-	1
Diluted	24,767	24,766	24,766	24,767

Dividends declared per share	$0.475	$0.470	$1.415	$1.40

GETTY REALTY CORP. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Net earnings	$12,185	$10,489	$35,718	$32,495

Depreciation and amortization of real estate assets	2,696	2,875	8,049	8,638
Gains from dispositions of real estate	(1,515)	(490)	(4,863)	(2,395)
Funds from operations	13,366	12,874	38,904	38,738
Deferred rental revenue (straight-line rent)	(271)	(485)	(440)	(1,285)
Net amortization of above-market and below-market leases	(190)	(198)	(570)	(600)
Impairment charges	-	-	1,069	-
Adjusted funds from operations	$12,905	$12,191	$38,963	$36,853

Diluted per share amounts:
Earnings per share	$0.49	$0.42	$1.44	$1.31
Funds from operations per share	$0.54	$0.52	$1.57	$1.56
Adjusted funds from operations per share	$0.52	$0.49	$1.57	$1.49

Diluted weighted average shares outstanding	24,767	24,766	24,766	24,767

In addition to measurements defined by accounting principles generally accepted in the United States of America (“GAAP”), Getty also focuses on funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to measure its performance. FFO is generally considered to be an appropriate supplemental non-GAAP measure of the performance of REITs. FFO is defined by the National Association of Real Estate Investment Trusts as net earnings before depreciation and amortization of real estate assets, gains or losses on dispositions of real estate, (including such non-FFO items reported in discontinued operations) extraordinary items and cumulative effect of accounting change. Other REITs may use definitions of FFO and/or AFFO that are different than Getty’s and, accordingly, may not be comparable.

Getty believes that FFO and AFFO are helpful to investors in measuring its performance because both FFO and AFFO exclude various items included in GAAP net earnings that do not relate to, or are not indicative of, Getty’s fundamental operating performance. FFO excludes various items such as gains or losses from property dispositions and depreciation and amortization of real estate assets. In Getty’s case, however, GAAP net earnings and FFO typically include the impact of deferred rental revenue (straight-line rental revenue) and the net amortization of above-market and below-market leases on its recognition of revenues from rental properties, as offset by the impact of related collection reserves. GAAP net earnings and FFO from time to time may also include impairment charges and/or income tax benefits. Deferred rental revenue results primarily from fixed rental increases scheduled under certain leases with its tenants. In accordance with GAAP, the aggregate minimum rent due over the current term of these leases are recognized on a straight-line (or on an average) basis rather than when payment is contractually due. The present value of the difference between the fair market rent and the contractual rent for in-place leases at the time properties are acquired is amortized into revenue from rental properties over the remaining lives of the in-place leases. Impairment of long-lived assets represents charges taken to write-down real estate assets to fair value estimated when events or changes in circumstances indicate that the carrying amount of the property may not be recoverable. In prior periods, income tax benefits have been recognized due to the elimination of, or a net reduction in, amounts accrued for uncertain tax positions related to being taxed as a C-corp., rather than as a REIT, prior to 2001.

As a result, Getty pays particular attention to AFFO, a supplemental non-GAAP performance measure that Getty defines as FFO less straight-line rental revenue, net amortization of above-market and below-market leases, impairment charges and income tax benefit. In Getty’s view, AFFO provides a more accurate depiction than FFO of Getty’s fundamental operating performance related to (i) the impact of scheduled rent increases under these leases; (ii) rental revenue from acquired in-place leases; (iii) Getty’s rental operating expenses (exclusive of impairment charges); and (iv) Getty’s election to be treated as a REIT under the federal income tax laws beginning in 2001. Neither FFO nor AFFO represent cash generated from operating activities calculated in accordance with GAAP and therefore these measures should not be considered an alternative for GAAP net earnings or as a measure of liquidity.

Contact:	Thomas J. Stirnweis
(516) 478-5403